Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 13, 2020 (August 25, 2020 as to the effects of the change in reportable segments described in Note 22), relating to the financial statements of TreeHouse Foods, Inc., appearing in the Current Report on Form 8-K of TreeHouse Foods, Inc. filed on August 25, 2020, and our reports dated February 13, 2020, relating to the financial statements of TreeHouse Foods, Inc. and the effectiveness of TreeHouse Foods, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of TreeHouse Foods, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

August 25, 2020